Exhibit 99.1

Contact:
Name:

Philip Lembo or John Gavin
Phone:

(781) 441-8338

For Immediate Release                                                                                       October 26, 2006

NSTAR Announces Solid Third Quarter Results

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $76.7 million, or $0.72 per common share, for the third quarter of 2006, compared to $78 million, or $0.72 per share reported for the same period in 2005. The company also reported earnings of $1.92 per common share for the twelve-month period ended September 30, 2006, compared to $1.82 per share for the twelve months ended September 30, 2005.

Chairman, President and Chief Executive Officer Thomas J. May said, “Although our electric sales started off strong in the third quarter, mild weather conditions in August and September resulted in an overall 3.3% decline in electric sales.  However, we were able to achieve solid results for the quarter due to contributions from our unregulated business, a continued focus on controlling costs and higher distribution prices associated with our recent seven-year rate agreement.”

Earnings for the third quarter of 2006 were $0.72 per share, matching the earnings per share reported for the same period last year.  Earnings for the quarter primarily reflect income relating to a seven-year rate settlement that became effective January 1, 2006, an increase in transmission revenues as a result of investments in transmission infrastructure, and lower operations and maintenance expense.  The positive impact of these factors was offset by a 3.3% decline in electric sales for the quarter and the absence of a tax benefit in 2005 related to the completion of a tax audit.  The milder weather conditions in 2006 contributed to the decline in electric sales, as overall cooling degree days were down 11% for the quarter despite reaching a new all-time peak demand.

Considering the lower than expected sales results in the third quarter that were driven by an 11% decline in cooling degree days and assuming normal weather impacts for the remainder of 2006, the company expects to achieve earnings per share in the middle of its $1.90-$1.96 earnings guidance range for the year.

Third Quarter Conference Call

NSTAR is holding a conference call to discuss its third quarter results on Friday, October 27, 2006 at 9:00 a.m. (Eastern Standard Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstaronline.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Webcast

Please note that we are planning to webcast a presentation at Edison Electric Institute’s 41st Annual Financial Conference in Las Vegas, Nevada on Tuesday, November 7, 2006 at 2:15 PM (Eastern Standard Time).  To access this webcast go to www.nstaronline.com, select “Investor Relations” then “Calendar of Events” and follow the instructions.  Copies of the presentation will be distributed at the meeting.

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Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.6 billion and assets of $7.6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: impact of continued cost control procedures on operating results; weather conditions and damage from major storms; changes in tax laws, regulations and rates; financial market conditions; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; changes in financial accounting and reporting standards; new requirements or liabilities; changes in specific hazardous waste site conditions and the specific governmental regulations or changes to existing regulations that impose additional operating cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; future economic conditions in the regional and national markets; ability to maintain current credit ratings; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

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Comparative unaudited results for the third quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended September 30:	2006	2005	% Change
Operating revenues	$956,279	$858,495	11.4%
Net income	$76,705	$78,010	(1.7)%
Earnings per share:
Basic	$0.72	$0.73	(1.4)%
Diluted	$0.72	$0.72	-%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,166	107,726	(0.5)%
Dividends paid per common share	$0.3025	$0.29	4.3%

Twelve months ended September 30:	2006	2005	% Change
Operating revenues	$3,588,210	$3,143,672	14.1%
Net income	$205,123	$195,389	5.0%
Earnings per share:
Basic	$1.92	$1.83	4.9%
Diluted	$1.92	$1.82	5.5%
Weighted average number of shares:
Basic	106,808	106,677	0.1%
Diluted	107,088	107,321	(0.2)%
Dividends paid per common share	$1.198	$1.148	4.4%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2006.

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